NAL FINANCIAL GROUP INC.
                             CONSENT BY STOCKHOLDER
                           TO ACTION WITHOUT A MEETING

                  The undersigned, a record holder of Common Stock of NAL Financial Group Inc., a Delaware corporation (the "Corporation") on October 2, 1997, hereby consents pursuant to Section 228 of the Delaware General Corporation Law, with respect to all shares of Common Stock of the Corporation held by the undersigned, to, and adopts and approves, the following action without a meeting, without prior notice, and without a vote:

                           RESOLVED,  that  Section  5(a)  of the  Corporation's
                           Certificate of Incorporation be amended to read as follows:

                           "5. (a) The Corporation is authorized to to issue capital stock to the extent of: 100,000,000 shares of Common Stock with a par value of $.15 per share and 10,000,000 shares of Preferred Stock with a
                            par value of $.01 per share.

                                    The  Board  of  Directors   shall  have  the
                                    authority   to   fix  by   resolution   such
                                    designations, powers, preferences, rights, qualifications, limitations, or restrictions of the Preferred Stock that may be desired."

                  IN WITNESS WHEREOF, the undersigned has caused Consent to be duly executed and delivered to the Corporation this 2nd day of October, 1997.

                                       CIHC, INCORPORATED


                                       By:  /s/
                                            -----------------------------------